Exhibit 3.1


ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)
-----------------------------------

USE BLACK INK ONLY - DO NOT HIGHLIGHT         ABOVE SPACE IS FOR OFFICE USE ONLY



             Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
                         ------------------------------
         (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
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Fashion Tech International, Inc.
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2. The articles have been amended as follows (provide article numbers, if available):
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At the effective time of this Amendment,  the Corporation shall effect a reverse split in its issued and outstanding shares of Common Stock so that the 28,728,656 shares currently issued and outstanding shall be reverse split, or consolidated, on a 1-for-10 basis, and stockholders shall receive one share of the Corporation's post-split Common Stock, $0.001 par value, for each 10 shares of Common Stock, $0.001 par value, held by them on the effective date of the reverse split. No scrip or fractional shares will be issued in connection with the reverse split and any fractional interests will be rounded up to the nearest whole share. The reverse split will not result in any modification of the rights of stockholders, and will have no effect on the stockholders' equity in the Corporation except for a transfer from stated capital to additional paid-in capital. All shares returned to the Corporation as a result of the reverse split will be canceled and returned to the status of authorized and unissued shares.
Except  as  specifically   provided  herein,   the  Corporation's   Articles  of
Incorporation  shall  remain  unmodified  and shall  continue  in full force and effect.
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3. The  vote  by  which  the  stockholders  holding  shares  in the  corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is:
                            87.5% of the voting power
                            -------------------------

4. Effective date of filing (optional):   6/19/08
        (must not be later than 90 days after the certificate is filed)


5. Officer Signature (Required):    X  /s/ Richard Crimmins
                                       --------------------

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

            CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION OF
                        FASHION TECH INTERNATIONAL, INC.

         Pursuant to section 78.390 of the Nevada Revised Statutes, Fashion Tech International, Inc., a Nevada corporation, hereinafter referred to as the "Corporation," hereby adopts the following Amendment to its Articles of Incorporation.

         1. The Corporation's Articles of Incorporation are hereby amended to effect a 1-for-10 reverse stock split in the issued and outstanding shares of the Corporation's common stock (the "Reverse Stock Split") as follows:

                               REVERSE STOCK SPLIT

      At the effective time of this Amendment, the Corporation shall effect a reverse split in its issued and outstanding shares of Common Stock so that the 28,728,656 shares currently issued and outstanding shall be reverse split, or consolidated, on a 1-for-10 basis, and stockholders shall receive one share of the Corporation's post-split Common Stock, $0.001 par value, for each 10 shares of Common Stock, $0.001 par value, held by them on the effective date of the reverse split. No scrip or fractional shares will be issued in connection with the reverse split and any fractional interests will be rounded up to the nearest whole share. The reverse split will not result in any modification of the rights of stockholders, and will have no effect on the stockholders' equity in the Corporation except for a transfer from stated capital to additional paid-in capital. All shares returned to the Corporation as a result of the reverse split will be canceled and returned to the status of authorized and unissued shares.

         2. This Amendment shall become effective on June 19, 2008 (the "Effective Time").

         3. Except as specifically provided herein, the Corporation's Articles of Incorporation shall remain unmodified and shall continue in full force and effect.

         4. By execution hereof, the Corporation's President certifies that the foregoing Certificate of Amendment to Articles of Incorporation of Fashion Tech International, Inc. was duly authorized and adopted by the Corporation's board of directors and by the written consent of stockholders holding 25,137,574 shares of the Corporation's Common Stock, which constituted 87.5% of the 28,728,656 shares of the Corporation's Common Stock that were issued and outstanding on June 6, 2008, the record date.

         Dated the 11th day of June 2008.

                                                Fashion Tech International, Inc.


                                                By /s/ Richard Crimmins
                                                   --------------------
                                                Richard Crimmins, President